As filed with the Securities and Exchange Commission on May 29, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-06297

REGISTRATION STATEMENT NO. 333-59379

REGISTRATION STATEMENT NO. 333-43296

REGISTRATION STATEMENT NO. 333-56284

REGISTRATION STATEMENT NO. 333-62130

REGISTRATION STATEMENT NO. 333-105140

REGISTRATION STATEMENT NO. 333-106409

REGISTRATION STATEMENT NO. 333-120932

REGISTRATION STATEMENT NO. 333-135399

REGISTRATION STATEMENT NO. 333-151488

REGISTRATION STATEMENT NO. 333-170308

Under the

Securities Act of 1933

ARTHROCARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3180312 (I.R.S. Employer Identification No.)

7000 West William Cannon, Building One

Austin, Texas 78735

Telephone:  (512) 391-3900

(Address of Principal Executive Offices,

including Zip Code)

Incentive Stock Plan

Director Option Plan

Employee Stock Purchase Plan

ArthroCare Corp. 1993 Stock Plan

ArthroCare Corp. 1995 Director Option Plan

ArthroCare Corp. 1999 Nonstatutory Option Plan

ArthroCare Corporation 2003 Incentive Stock Plan

ArthroCare Corporation Amended and Restated 1996 Employee Stock Purchase Plan

ArthroCare Corporation Amended and Restated 2003 Incentive Stock Plan

(Full title of the plans)

David Fitzgerald

President and Chief Executive Officer

ArthroCare Corporation

7000 West William Cannon, Building One,

Austin, Texas 78735

(512) 391-3900

 (Name, address and telephone number, including area code, of agent for service)

Copies to:

Michael W. Hall Joel H. Trotter Latham & Watkins LLP 555 Eleventh Street, NW Washington, DC 20004-1304 (202) 637-2200	Todd Newton Senior Vice President and Chief Financial Officer 7000 West William Cannon, Building One, Austin, Texas 78735 (512) 391-3900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements (the “Registration Statements”) on Form S-8 previously filed by ArthroCare Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”):

•                  Registration Statement No. 333-06297, filed with the SEC on June 19, 1996, registering 1,380,388 shares of common stock of the Company, par vaue $0.001 per share (“Common Stock”) under the Incentive Stock Plan, 100,000 shares of Common Stock under the Director Option Plan and 145,699 shares of Common Stock under the Employee Stock Purchase Plan;

•                  Registration Statement No. 333-59379, filed with the SEC on July 17, 1998, registering 750,000 shares of Common Stock under the Incentive Stock Plan;

•                  Registration Statement No. 333-43296, filed with the SEC on August 8, 2000, registering 800,000 shares of Common Stock under the ArthroCare Corp. 1993 Stock Plan and 290,000 shares of Common Stock under the ArthroCare Corp. 1995 Director Option Plan;

•                  Registration Statement No. 333-56284, filed with the SEC on February 27, 2001, registering 1,650,000 shares of Common Stock under the ArthroCare Corp. 1999 Nonstatutory Option Plan;

•                  Registration Statement No. 333-62130, filed with the SEC on June 1, 2001, registering 200,000 shares of Common Stock under the ArthroCare Corp. 1999 Nonstatutory Option Plan;

•                  Registration Statement No. 333-105140, filed with the SEC on May 9, 2003, registering 250,000 shares of Common Stock under the Incentive Stock Plan, 100,000 shares of Common Stock under the Director Option Plan and 1,700,000 shares of Common Stock under the ArthroCare Corp. 1999 Nonstatutory Option Plan;

•                  Registration Statement No. 333-106409, filed with the SEC on June 24, 2003, registering 100,000 shares of Common Stock under the ArthroCare Corp. 1995 Director Option Plan and 500,000 shares of Common Stock under the ArthroCare Corporation 2003 Incentive Stock Plan;

•                  Registration Statement No. 333-120932, filed with the SEC on December 2, 2004, registering 150,000 shares of Common Stock under the ArthroCare Corporation Amended and Restated 1996 Employee Stock Purchase Plan and 750,000 shares of Common Stock under the ArthroCare Corporation Amended and Restated 2003 Incentive Stock Plan;

•                  Registration Statement No. 333-135399, filed with the SEC on June 28, 2006, registering 1,250,000 shares of Common Stock under the ArthroCare Corporation Amended and Restated 2003 Incentive Stock Plan;

•                  Registration Statement No. 333-151488, filed with the SEC on June 6, 2008, registering 1,200,000 shares of Common Stock under the ArthroCare Corporation Amended and Restated 2003 Incentive Stock Plan; and

•                  Registration Statement No. 333-170308, filed with the SEC on November 3, 2010, registering 2,200,000 shares of Common Stock under the ArthroCare Corporation Amended and Restated 2003 Incentive Stock Plan.

On May 29, 2014, pursuant to the Agreement and Plan of Merger, dated as of February 2, 2014 (the “Merger Agreement”), by and among the Company, Smith & Nephew, Inc., a Delaware corporation (“Parent”), Rosebud Acquisition Corporation, a Delaware corporation (“Merger Sub”) and Smith & Nephew plc, an English public limited company, solely for purposes of Section 8.01, Section 11.04(b) and Section 11.13 thereof, Merger Sub merged with and into the Company with the Company surviving as a wholly owned subsidiary of Parent.

In connection with the transactions contemplated by the Merger Agreement, the offerings of the Company’s securities pursuant to the Registration Statements have been terminated as of the date hereof. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which had been registered for issuance but which remain unsold at the termination of the offering subject to the Registration Statements, the Company hereby removes from registration any and all securities registered under the Registration Statements that remain unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, State of Texas, on this 29th day of May, 2014.

ArthroCare Corporation

/s/ David Fitzgerald
David Fitzgerald
President and Chief Executive Officer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933.

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